UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2007

CENTENARY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-23851	90-0294913
(State of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

Av. Roque Saenz Pena 971 - 8° piso, (C1035AAE)
                                            Buenos Aires, Argentina
(Address of principal executive offices)

(011-5411) 4328-3996
(Registrant’s telephone number, including area code)

Paraguay 1233-3 Piso, (C1057AAS)
                                            Buenos Aires, Argentina
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2007, Mr. Carlos Fabian De Sousa was elected as President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer of Centenary International Corp. (“Centenary”) to serve until the next annual meeting of the directors, and until his successor is elected and qualifies. Mr. De Sousa was previously elected as a director of Centenary on November 19, 2007 as disclosed in a Current Report on Form 8-K filed by Centenary on November 19, 2007.

Also effective December 31, 2007, immediately following the election of Mr. De Sousa, Mr. Hector Patron Costas resigned all positions he held as an officer and as a director of Centenary. It is anticipated that Mr. Costas will continue to provide some consulting services to Centenary in the future on an as needed basis.

Carlos Fabian De Sousa (40 years old), was born in Comodoro Rivadavia, Provincia de Chubut, Argentina, on December 7, 1967. He is a Certified Public Accountant and has developed his professional activities since 1993 in the Oil & Gas Industry in Argentina.

Initially Mr. De Sousa worked for Hispano Americana de Petróleos S.A. (HAPSA) as Administration and Financial Manager. HAPSA engaged in the business of drilling oil wells, wells completion, wells workover and intervention and hot oil services.

From 1996 to 1997 Mr. De Sousa worked as an Administration and Financial Advisor for FORASOL - FORAMER in its Latam operations. From late 1998 to middle 2001, Mr. De Sousa was the General Manager of Almeria Austral S.A., a company that provided services of drilling, intervention and completion of wells to the Oil & Gas Industry in Argentina. During this period Almeria Austral S.A. trebled market share reaching 18% of the drilling equipment market in Argentina. Also Mr. De Sousa introduced Almeria Austral S.A. into the workover and wells completion and the construction of wells in the Oil & Gas Industry together with Schlumberger and Pride San Antonio. The main customers developed by Almeria Austral S.A. during that period were; Repsol YPF, Tecpetrol, Perez Companc (Petrobras), AEC (Alberta Energy Company) and Chevron San Jorge.

In 2001, together with Mr, Cristobal Manuel Lopez and Mrs. Muriel Lucia Sosa, Mr. De Sousa founded Oil m&s S.A., where at present he is the Vice President. Mr. De Sousa also owns approximately 30% of Oil m&s S.A. This company has become a principal provider of services for the Oil & Gas Industry in Argentina. Among its main customers are Repsol YPF, PAE (Pan American Energy), SIPETROL, OXI, Apache, Pioneer.

Oil m&s S.A. is one of the most active companies in the exploration market in Argentina and Brazil with operations in the Austral, San Jorge Gulf and Cuyana Basins (Argentina) and Sao Francisco and Solimoes (Brazil).

Mr. De Sousa is the President and General Director of Alcalis de la Patagonia SAIC, a company dedicated to the production of alkali. He is also a Director of Tecnological S.A. (IT developments), Oil Minerals S.A. (real estate) and Oil Construcciones S.A. (building industry). Mr. De Sousa is not a director of any other companies that file periodic reports with the U.S. Securities and Exchange Commission.

Mr. De Sousa initially will not receive any compensation for serving as an officer or director of Centenary. However, Centenary intends to reimburse Mr. De Sousa for any expenses that he incurs as an officer or director of Centenary.

Mr. De Sousa is not related by blood or marriage to any other director, executive officer or to the principal shareholder of Centenary.

Centenary has borrowed funds from Oil m&s S.A., a company of which Mr. De Sousa is an officer and principal shareholder. Mr. Cristobal Manuel Lopez, Centenary’s principal shareholder, is also an officer and principal shareholder of Oil m&s, S.A. This loan accrues interest at Libor + 2% per annum, is unsecured, and is due upon demand. On November 29, 2007, Oil m&s S.A. converted approximately $116,500 of the balance of the loan into 233,001 shares of the common stock of Centenary at $0.50 per share. The balance of the loan as of December 31, 2007 is approximately $30,000. Except for the funds loaned by Oil m&s, S.A. to Centenary, and the purchase of 233,001 shares of Centenary’s common stock by Oil m&s S.A. through converting a portion of balance of the loan, Mr. De Sousa has not engaged, directly or indirectly, in any transactions with Centenary since the beginning of Centenary’s last fiscal year in which Centenary was or is to be a participant in which the amount involved exceeds the lesser of $120,000 or 1.0% of the average of Centenary’s total assets at year-end for the last three completed fiscal years, and none is contemplated at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENARY INTERNATIONAL CORP.
(Registrant)

Date: December 31, 2007	By:	/s/ Carlos Fabian De Sousa
Carlos Fabian De Sousa
Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director